Exhibit 5.1

THE VAZQUEZ LAW FIRM	Peter J. Vazquez, Jr. nj & ny bars Jeffrey Heldman nj & ny bars Steven L. Vazquez nj & ny bars of counsel

September 23, 2013

Securities and Exchange Commission

100 F. Street N.E.

Washington, D.C. 20549

Re:	Sigmabroadband Co.

Dear Sir or Madam:

This firm has been retained by Sigmabroadband Co. (the "Company") in connection with certain securities-related matters.

For the purposes of this opinion letter, we have examined copies of such documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies. As to all matters of fact, we have relied upon the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Please be advised that we have reached the following conclusions regarding the offering:

1.                  The Company is a duly and legally organized and existing Georgia state corporation, with its registered office located and principal place of business located at 2690 Cobb Parkway, Unit A5-284, Atlanta, Georgia 30080. The Certificate of Formation and the Articles of Incorporation with registration fees were submitted to the Georgia Secretary of State and filed with the office on October 19, 2012. Thereafter, restated Articles of Incorporation were submitted to the Georgia Secretary of State and filed with the office on February 21, 2013. The Company’s existence and form is valid and legal pursuant to Georgia law.

2.                  The Company is a fully and duly incorporated Georgia corporate entity. The Company has one class of Common Stock at this time. Neither the Articles of Incorporation, Bylaws nor subsequent resolutions change the non-assessable characteristics of the Company’s common shares of stock. The Common Stock previously issued by the Company is in legal form and in compliance with the laws of the State of Georgia, its Constitution and reported judicial decisions interpreting those laws and, when such stock was issued, it was duly authorized, fully

Securities and Exchange Commission

September 23, 2013

paid for and non-assessable. The common stock to be sold under this Form S-1 Registration Statement is likewise legal under the laws of the State of Georgia, its Constitution and reported judicial decisions interpreting those laws. The shares of common stock to be sold under this Form S-1 Registration statement, as issued, have been duly authorized, fully-paid for and are non-assessable.

3.                  To my knowledge, the Company is not a party to any legal proceedings nor are there any judgments against the Company, nor are there any actions or suits filed or threatened against it or its officers and directors, in their capacities as such, other than as set forth in the registration statement. I have not been made aware of any disputes involving the Company and the Company has no claim, actions or inquires from any federal, state or other government agency, other than as set forth in the registration statement. I have not been made aware of any claims against the Company or any reputed claims against it at this time, other than as set forth in the registration statement.

4.                  The Company’s outstanding shares are all common shares. There are no liquidation preference rights held by any of the Shareholders upon voluntary or involuntary liquidation of the Company.

5.                  The directors and officers of the Company are indemnified against all costs, expenses, judgments and liabilities, including attorney’s fees, reasonably incurred by or imposed upon them or any of them in connection with or resulting from any action, suit or proceedings, civil or general, in which the officer or director is or may be made a party by reason of being or having been such a director or officer. This indemnification is not exclusive of other rights to which such director or officer may be entitled as a matter of law.

6.                  All tax benefits to be derived from the Company’s operations shall inure to the benefit of the Company. Shareholders will receive no tax benefits from their stock ownership, however, this must be reviewed in light of the Tax Reform Act of 1986.

7.                  By directors’ resolution, the Company has authorized the Registration on Form S-1 of 27,526,000 shares of common stock to be offered for sale by the Company and selling shareholders.

The Company’s Articles of Incorporation presently provide the authority to the Company to issue 490,000,000 shares of common stock, with a par value of $0.0001 per share, and 10,000,000 shares of preferred stock, with no par value. Therefore, a Board of Directors’ Resolution which authorized the issuance for sale of up to 27,526,000 shares of common stock is within the authority of the Company’s directors and the shares. The shares of common stock to be sold under this Form S-1 Registration statement, as issued, have been duly authorized, fully-paid for and are non-assessable.

Securities and Exchange Commission

September 23, 2013

I hereby consent to the use of my opinion as herein set forth as an exhibit to the Registration Statement and to the use of my name under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement.

Very truly yours,

PETER J. VAZQUEZ, JR.

PJV/def